Exhibit 2.1

MERGER AGREEMENT

by and among

MOTION ACQUISITION CORP.,

MOTION MERGER SUB CORP.

and

AMBULNZ, INC.

Dated as of March 8, 2021

i

Exhibit A – Parent A&R Charter

Exhibit B – Parent A&R Bylaws

Exhibit C – A&R Registration Rights Agreement

MERGER AGREEMENT

This MERGER AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of March 8, 2021, by and among Motion Acquisition Corp., a Delaware corporation (“Parent”), Motion Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ambulnz, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Appendix A of this Agreement.

recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Corporation”) and a wholly owned subsidiary of Parent, in exchange for the Company’s stockholders receiving shares of Parent Class A Common Stock as provided in this Agreement;

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interest of, their respective companies and their respective stockholders; and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER AND RELATED MATTERS

Section 1.1.  The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation after the Merger. The Merger will be consummated immediately upon the filing of a certificate of merger (“Certificate of Merger”), or upon such other time and date as agreed by the Parties and set forth in the Certificate of Merger, pursuant to the DGCL (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub and the Company shall vest in the Company as the Surviving Corporation following the Merger. The Parties intend that this Agreement shall constitute a “plan of merger” for all purposes under the DGCL.

Section 1.2.  Governing Documents. Subject to the terms and conditions of this Agreement, the Charter Documents of Merger Sub will become the Charter Documents of the Surviving Corporation, except that the name of the Surviving Corporation will be “Ambulnz, Inc.”

Section 1.3.  Effect on Securities. Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, the following shall occur:

(a)  Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.3(e), at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Class A Common Stock issued upon the Company Preferred Stock Conversion in accordance with Section 1.3(b)) will be automatically converted into the right to receive (i) such number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (ii) a pro rata portion of the Contingent Shares, if earned in accordance with Section 1.7.

(b)  Conversion of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into such number of shares of Company Class A Common Stock equal to the quotient of (x) $3,000 divided by (y) the Series A Conversion Price (as defined in the Company’s Charter Documents) (such conversions, the “Company Preferred Stock Conversion”). Following the Company Preferred Stock Conversion, all of the shares of Company Preferred Stock shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities, other than the right to receive a pro rata portion of the Contingent Shares, if earned in accordance with Section 1.7.

(c)  Assumption of Company Stock Options. At the Closing, each then outstanding option exercisable for shares of Company Common Stock (“Company Stock Option”), whether vested or unvested, will be assumed by Parent and automatically be assumed and converted into an option to purchase shares of Parent Class A Common Stock (“Substitute Options”) as set forth below. Each Substitute Option will be subject to the terms and conditions of the Parent Plan and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the assumed Company Stock Options. Each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

(d)  Assumption of Company Warrants. At the Closing, without any action on the part of the holders of any warrants exercisable for shares of Company Common Stock (“Company Warrants”), each then outstanding Company Warrant, whether or not exercisable on the Closing Date, will be assumed by Parent and automatically be assumed and converted into a warrant to purchase shares of Parent Class A Common Stock (“Substitute Warrants”) as set forth below. Each Substitute Warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Warrants immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common stock at which such Company Warrant was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company Warrants. Each Substitute Warrant shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Warrant was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Warrant a document evidencing the foregoing assumption of such Company Warrant by Parent.

(e)  Cancellation of Treasury and Parent-Owned Shares. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Closing shall be canceled and extinguished without any conversion or payment in respect thereof.

(f)  Adjustments. The Parent Class A Common Stock issuable pursuant to this Section 1.3 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Class A Common Stock occurring on or after the date hereof and prior to the Effective Time (or, as it relates to the Contingent Shares, prior to the date of issuance of such Contingent Shares in accordance with Section 1.7).

(g)  Fractional Shares. No fraction of a share of Parent Class A Common Stock will be issued by virtue of the Merger or in accordance with Section 1.7, and each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Class A Common Stock at any time the Parent Class A Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is less than 0.50.

(h)  Conversion of Merger Sub Stock into Stock of the Surviving Corporation. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, preferences, and privileges as the shares so converted. From and after the Effective Time, each share of capital stock of Merger Sub shall no longer be outstanding and shall automatically be canceled and cease to exist.

(i)  No Further Ownership Rights. Until surrendered as contemplated by Section 1.4, the Company Common Stock shall be deemed, from and after the Closing, to represent only the right to receive the Per Share Merger Consideration and any dividends or other distributions as contemplated by Section 1.3(f). If, after the Closing, any of the Company’s securities are presented to Parent or the Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

Section 1.4.  Exchange Procedures.

(a)  Appointment of Exchange Agent. Parent and the Company shall appoint Continental Stock Transfer & Trust Company (“Continental”) or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Per Share Merger Consideration to the Company Stockholders pursuant to this Section 1.4 and an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (“Exchange Agent Agreement”).

(b)  Delivery of Consideration to Exchange Agent. Immediately prior to the Effective Time, Parent will deliver or cause to be delivered to the Exchange Agent a number of shares of Parent Class A Common Stock equal to the total Per Share Merger Consideration. The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Per Share Merger Consideration and the Contingent Shares to the extent issuable under Section 1.7, and delivery of shares of Parent Class A Common Stock to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Per Share Merger Consideration, or at the time such Contingent Shares are earned, in accordance with Section 1.7. Until they are distributed, the shares of Parent Class A Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to them. If any dividends or distributions are paid with regard to shares of Parent Class A Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Parent Class A Common Stock are distributed to the Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Parent Class A Common Stock to the former Company Stockholders.

(c)  Letters of Transmittal. As soon as reasonably practicable after the SEC Approval Date, the Company will deliver to each Company Stockholder and holder of vested Company Stock Options a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) to be completed and executed by such Person to receive such Company Stockholder’s Per Share Merger Consideration as contemplated by Section 1.3 and such Company Stockholder’s pro rata portion of the Contingent Shares, if issuable pursuant to Section 1.7. The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder or holder of Company Stock Options relating to (as applicable) existence, power and authority, due authorization, due execution, enforceability and ownership of the Company securities owned by such Person.

(d)  Delivery of Per Share Merger Consideration. No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent and the Exchange Agent all Letters of Transmittal received from Company Stockholders as of such date, together with the share certificate(s) evidencing the Company Common Stock or Company Preferred Stock or evidence that such shares have been transferred by book entry transfer to an account established by the Exchange Agent. At the Closing, the Exchange Agent shall issue to the applicable Company Stockholder (or its designee) the Per Share Merger Consideration to which such Company Stockholder is entitled under Section 1.3.

(e)  Delivery of Contingent Shares. Upon receipt by the Exchange Agent of the Earnout Instruction, the Exchange Agent shall issue to the applicable Company Stockholder (or its designee) the Company Stockholder’s pro rata portion of the Contingent Shares.

(f)  Termination of Exchange Agreement. On the date that is twelve (12) months after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by Parent at such time, unless required otherwise by applicable Legal Requirements. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to Parent for such amounts.

Section 1.5.  The Closing. The closing of the Transactions (the “Closing”) shall take place remotely at a time and date to be specified in writing by the Parties, no later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company. Subject to the provisions of ARTICLE VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 1.6.  Deliveries at Closing.

(a)  At the Closing, Parent or Merger Sub shall, as applicable, deliver or cause to be delivered to the Company:

(i)  a certified copy of the Parent A&R Charter and Parent A&R Bylaws;

(ii)   a copy of the A&R Registration Rights Agreement, duly executed by Parent and Sponsor;

(iii)  a copy of the Sponsor Escrow Agreement, duly executed by Parent and Continental;

(iv)  a copy of the Trust Termination Letter, duly executed by Parent;

(v)  copies of the D&O Resignation Letters, duly executed by the applicable directors and officers of Parent and Merger Sub in accordance with Section 5.2(e);

(vi)  copies of resolutions and actions taken by Parent’s and Merger Sub’s boards of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(vii)  a copy of the Parent Closing Certificate, duly executed by Parent; and

(viii)   (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 6.3; and (B) such other documents, instruments, or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

(b)  At the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub:

(i)  a copy of the Certificate of Merger, duly executed by the Company;

(ii)   a copy of the A&R Registration Rights Agreement, duly executed by the Company and the Company Stockholders party thereto;

(iii)  copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(iv)  a copy of the Company Closing Certificate, duly executed by the Company; and

(v)  (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.2; and (B) such other documents, instruments, or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

Section 1.7.  Earnout.

(a)  The Company Stockholders shall be issued their pro rata portion of such number of Contingent Shares, fully paid and free and clear of all Liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions (each, an “Earnout Condition”):

(i)  1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the first anniversary of the Closing Date;

(ii)   1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date;

(iii)  1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date; and

(iv)  1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $21.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the fifth anniversary of the Closing Date.

(b)  Each Earnout Condition will be evaluated on a stand-alone basis, without reference to any other Earnout Condition. If an Earnout Condition is satisfied, within five (5) Business Days after the last trading day in such thirty-day period, Parent shall instruct the Exchange Agent to issue the Contingent Shares earned therefrom to each Company Stockholder in such amounts equal to each Company Stockholder’s Applicable Percentage multiplied by such number of Contingent Shares corresponding to the applicable Earnout Condition (the “Earnout Instruction”), with no action being required on the part of the Company Stockholders.

(c)  Until the Contingent Shares are issued in accordance with this Section 1.7, (i) the right to receive any Contingent Shares is not transferable except by operation of Legal Requirements relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in Parent, and (ii) the Company Stockholders shall not have any rights as a shareholder of Parent as a result of the Company Stockholders’ right to receive any Contingent Shares hereunder.

(d)  From and after the Closing, at all times a Contingent Share remains subject to an Earnout Condition, Parent will keep available for issuance a sufficient number of unissued shares of Parent Class A Common Stock to permit Parent to satisfy its issuance obligations set forth in this Section 1.7 and will take all actions required to increase the authorized number of shares of Parent Class A Common Stock if at any time there will be insufficient unissued shares of Parent Class A Common Stock to permit such reservation.

(e)  The Contingent Shares and the underlying target price for each Earnout Condition set forth in Section 1.7(a) will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Class A Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Shares are issued. It is the intent of the Parties that such adjustments will be made in order to provide to the Company Stockholders the same economic effect as contemplated by this Agreement as if no change with respect to the Parent Class A Common Stock had occurred.

Section 1.8.  Sponsor Agreement. Concurrently with the execution of this Agreement, the Sponsor, Company and Parent have entered into an agreement (“Sponsor Agreement”) providing that the Sponsor unconditionally and irrevocably waives its anti-dilution or conversion price adjustment rights pursuant to Article FOURTH Section B.2(ii) of Parent’s Amended and Restated Certificate of Incorporation. Unless otherwise approved in writing by the Company, Parent shall not make any amendment or modification to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.

Section 1.9.  Sponsor Escrow Agreement. On or prior to the Closing Date, the Sponsor, Parent, and Continental shall enter into an escrow agreement in a form and on terms and conditions reasonably acceptable to the Company (“Sponsor Escrow Agreement”), providing that, immediately following the Effective Time, the Sponsor shall deposit an aggregate of 575,000 shares of Parent Class A Common Stock (“Sponsor Earnout Shares”) into escrow, with Continental acting as escrow agent. The Sponsor Escrow Agreement shall provide that such Sponsor Earnout Shares shall either be released to the Sponsor or terminated and canceled by Parent as follows: (a) with respect to 287,500 Sponsor Earnout Shares, the closing price of the Parent Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date, and (b) with respect to the remaining 287,500 Sponsor Earnout Shares, the closing price of the Parent Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the fifth anniversary of the Closing Date. The book entry positions or certificates evidencing the Sponsor Earnout Shares will each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to the foregoing restrictions. Parent shall not amend, terminate, waive or otherwise modify the Sponsor Escrow Agreement without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 1.10. Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.10 attached hereto (such Company Stockholders, the “Supporting Stockholders”) have entered into voting and support agreements with Parent (the “Support Agreements”), pursuant to which (a) each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Person in favor of the Merger (which vote may be taken by executing a written consent as provided for in Section 5.15 hereof) and (b) each of the Supporting Stockholders has agreed not to engage in any transactions involving the securities of Parent prior to the Closing without Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), in each case on the terms and subject to the conditions set forth therein.

Section 1.11. Lock-Up Agreement. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.11 attached hereto have each entered into an agreement with Parent and the Company (the “Lock-Up Agreement”) providing that such Persons will not transfer the shares of Parent Class A Common Stock received hereunder as Per Share Merger Consideration or as Contingent Shares for a period of six (6) months following the Closing, in each case on the terms and subject to the provisions set forth therein.

Section 1.12. PIPE Financing. Concurrently with the execution of this Agreement, Parent shall enter into subscription agreements (the “Subscription Agreements”) with one or more investors (each, a “PIPE Investor”), which provide for the private placement of at least $125 million of shares of Parent Class A Common Stock at a price of $10.00 per share (such aggregate amount and per share amount, the “Minimum PIPE Amount”) to close immediately prior to the Closing (the “PIPE Financing”), in each case on the terms and subject to the conditions set forth therein.

Section 1.13. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent and the Surviving Corporation shall take all such lawful and necessary action.

Section 1.14. Tax Consequences. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code (the “Intended Tax Treatment”) and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Parties shall prepare and file all Tax Returns consistent with, and take no position (whether on Tax Returns in Tax proceedings, or otherwise) inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Income Tax Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), but subject to Section 8.15, the Company hereby represents and warrants to Parent as follows:

Section 2.1.  Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess such Approvals (or the equivalent thereof) would not have or be reasonably expected to have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.2.  Subsidiaries.

(a)  The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except as set forth in Schedule 2.2(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b)  Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2(b)), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2(b), except where the failure to be duly qualified or licensed (or the equivalent thereof) would not be individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted., except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.3.  Power and Authorization. The Company has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and, subject to the Company Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of the Company, subject in the case of the Merger, to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 2.4.  Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger, (c) those consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case which are set forth in Schedule 2.4(c), no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Transactions by the Company.

Section 2.5.  Non-contravention. Neither the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Transactions, will:

(a)  subject to compliance with the requirements specified in Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement that would be, or reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole;

(b)  except as set forth in Schedule 2.5(b), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract that is material to the Company and its Subsidiaries, taken as a whole or (ii) the Charter Documents of the Company;

(c)  result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens, Liens under applicable securities laws, or Liens created by Parent; or

(d)  result in the triggering, acceleration, vesting or increase of (i) any payment in excess of $250,000 to any Person or (ii) any equity security of the Company pursuant to any material Contractual Obligation of the Company, in each case, other than those Contractual Obligations set forth on Schedule 2.5(d).

Section 2.6.  Compliance. Except as set forth in Schedule 2.6, the Company and each of its Subsidiaries has complied since January 31, 2017, and is in compliance with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Schedule 2.6, since January 31, 2017, no written notice of non-compliance with any Legal Requirement (except for such notices that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) has been received by the Company or any Subsidiary, and, to the Company’s Knowledge, as of the date hereof no such notice has been delivered to any other Person.

Section 2.7.  Capitalization.

(a)  Schedule 2.7(a) sets forth the authorized capital stock of the Company, including the Company Common Stock and Company Preferred Stock, each holder of capital stock of the Company and the number of shares of capital stock beneficially held by each such Person, each Company Convertible Security, including each Company Stock Option, and each other purchase right, conversion right, exchange right, or other Contractual Obligation exercisable for, exchangeable for, or convertible into capital stock of the Company and the holders thereof. All of the foregoing issued and outstanding equity interests of the Company (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in the Company’s Charter Documents and any other applicable Contractual Obligation governing the issuance of such securities, and (iii) are not subject to, nor have they been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Charter Documents, or any Contractual Obligation to which the Company is a party or otherwise bound. The Company has no issued or outstanding equity interests other than the equity interests that are set forth on Schedule 2.7(a), and the Company does not hold any equity interests in its treasury.

(b)  Except as set forth on Schedule 2.7(b) (or, with respect to the Company Convertible Securities, as set forth on Schedule 2.7(a)), the Company has not granted any preemptive rights or other similar rights in respect of any capital stock, or any warrants, equity appreciation rights, phantom units, call rights, put rights, or other securities convertible into or exercisable or exchangeable for capital stock, or any board nomination or observer rights. Except for the Transactions, there is no Contractual Obligation to which the Company is party, or provision in the Charter Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or issue any other equity interest in respect of, any outstanding equity interest in the Company. There is no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity interests of the Company.

(c)  Except as set forth on Schedule 2.7(c), the Company does not have any outstanding bonds, debentures, notes, or other obligations in which the holders have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of Company Common Stock on any matter.

(d)  Other than unvested Company Convertible Securities and unvested Company Stock Options, no outstanding equity interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

(e)  Except as set forth on Schedule 2.7(e), to the Knowledge of the Company, each outstanding Company Stock Option was granted at fair market value on the date of grant.

Section 2.8.  Financial Matters.

(a)  Financial Statements. Parent has been furnished with the Company’s unaudited consolidated balance sheets as of December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(i) hereto (the latter the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), the unaudited consolidated statements of operations for the years ended December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(ii), the unaudited consolidated cash flow statements for the years ended December 31, 2019 and December 31, 2020, and the condensed notes thereto (such consolidated balance sheets, consolidated statements of operations, consolidated cash flow statements and condensed notes thereto, the “Financial Statements”).

(b)  Compliance with U.S. GAAP. The Financial Statements (including any notes thereto) (i) accurately reflect in all material respects, (ii) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied, and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries on the dates and for the periods specified herein, all in accordance with U.S. GAAP (subject to audit adjustments that are not expected to be material). Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c)  Absence of Undisclosed Liabilities. The Company does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or disclosed in the notes thereto, other than any such debts, liabilities or obligations (i) included in the Most Recent Balance Sheet, (ii) incurred in the ordinary course of business subsequent to the Most Recent Balance Sheet Date, (iii) incurred with respect to this Transaction, (iv) listed on Schedule 2.8(d), or (v) incurred outside of the ordinary course of business which would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)  Controls. The Company has established and maintained a system of internal controls over financial reporting (“ICOFR”). To the Company’s Knowledge, such ICOFR are effective and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with U.S. GAAP. Except as set forth in Schedule 2.8(d), neither the current or, if applicable, former PCAOB Auditor, nor any other independent public accounting firm engaged by the Company has reported to the Company any material weaknesses or significant deficiencies in ICOFR for fiscal years 2018, 2019 or 2020.

(e)  Loans. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries.

(f)  Stimulus Funds. Schedule 2.8(f) sets forth all CARES Act stimulus fund programs in which the Company or a Subsidiary are participating and the amount of funds received and/or requested by the Company or such Subsidiary for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company or any of its Subsidiaries, the “Stimulus Funds”). The Company has maintained accounting records associated with the Stimulus Funds in material compliance with applicable Legal Requirements and related guidance available as of the date hereof.

Section 2.9.  Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, except as set forth in Schedule 2.9(a), (b) the material operations of the business of the Company and its Subsidiaries have been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and COVID-19 Measures), and (c) except as set forth in Schedule 2.9(c), neither the Company nor any Subsidiary has taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10. Condition and Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all material tangible assets and intangible assets for use in the business as currently conducted as of the date hereof (the “Assets”). As of the date hereof, the Assets are free and clear of all Liens, except for Permitted Liens and those Liens listed in Schedule 2.10, and the Assets, taken as a whole have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an Asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 2.11. Real Property.

(a)  Schedule 2.11(a) sets forth a list of the addresses of all real property (i) owned by the Company or any Subsidiary (“Owned Real Property”) or (ii) leased, subleased or licensed by the Company or any Subsidiary (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Schedule 2.11(a) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). There are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any material Real Property.

(b)  The Company and each Subsidiary, as applicable, has good and valid fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no material Contractual Obligations under which the Company or any Subsidiary has granted to any Person the right of use or occupancy of any Real Property, and there is no Person (other than the Company and its Subsidiaries) in possession of any of the Real Property. The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened in writing, that would preclude or impair the use of any material Real Property.

Section 2.12. Intellectual Property.

(a)  Non-Infringement. Neither the Company nor any Subsidiary has received any written charge, complaint, claim, demand or notice alleging any material infringement, misappropriation, or violation of the Intellectual Property Rights of any third party. To the Company’s Knowledge, neither the operation of the Company’s business as is currently conducted, nor any of the Company Services offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company, nor other exploitation of the Company Intellectual Property Rights, infringes, constitutes or misappropriates, or otherwise violates any material Intellectual Property Rights of any other Person in any material respect. The Company IP Registrations are not the subject of any challenge relating to the validity or enforceability of such Company IP Registrations. To the Company’s Knowledge, no Person is materially infringing upon any Company Intellectual Property Rights. To the Company’s Knowledge, no current or former officer, employee, or contractor of the Company or any Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any patent application for any Company IP Registration that would constitute fraud or a misrepresentation with respect to such application, or that would otherwise affect the validity or enforceability of any material Company IP Registration.

(b)  Scheduled Intellectual Property Rights. Schedule 2.12(b) identifies all issued patents, registered trademarks, registered copyrights and domain name registrations, and all applications for any of the foregoing that are owned by the Company or any Subsidiary (collectively, the “Company IP Registrations”). Schedule 2.12(b) lists for each Company IP Registration (i) the record owner of such item, (ii) the jurisdictions in which such item has been issued or registered or filed, (iii) the issuance, registration or application date, as applicable, for such item, and (iv) the issuance, registration or application number, as applicable, for such item. To the Company’s Knowledge, each of the Company IP Registrations is valid and subsisting and all necessary fees and filings with respect to any material Company IP Registrations have been timely submitted to the relevant Governmental Authority and Internet domain name registrars to maintain such Company IP Registrations in full force and effect.  As of the date of this Agreement, no issuance or registration obtained, and no application filed by the Company or any Subsidiary for any Company IP Registrations, has been canceled, abandoned, allowed to lapse or not renewed, except where such Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application or where such decision would not have a Material Adverse Effect.

(c)  Company IP. Except as would not be material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 2.12(c), the Company or a Subsidiary owns or otherwise has the right to use all Intellectual Property Rights required or necessary for the conduct of the Company’s or Subsidiary’s business, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 2.12(c), no Company Intellectual Property Rights are subject to any Action, Contractual Obligation, or order of a Governmental Authority that materially restricts the use, transfer or licensing thereof by the Company or its Subsidiaries.

(d)  Know-how. The Company and/or one or more of its Subsidiaries, as appropriate, have taken commercially reasonable measures to protect the secrecy and confidentiality of all material know-how included in the Intellectual Property Rights of the Company or Subsidiary. To the Company’s Knowledge, neither the Company nor any Subsidiary has disclosed to any Person (including any employees, contractors, and consultants) any such material know-how, except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s Knowledge, there has not been any material breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property for the benefit of the Company or such Subsidiary to assign, and all such Persons have assigned, to the Company or Subsidiary (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(e)  Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure (including releases from Company Source Code escrow arrangements), delivery or license by the Company or any Subsidiary of such Company Source Code, except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Company Services in a manner that grants, or purports to grant, to any third party any rights or immunities under any Company Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

(f)  Data Privacy.

(i)  To the Company’s Knowledge as of the date hereof, since January 31, 2017, there has not been a material data security breach or material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information or Protected Health Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information or Protected Health Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject.

(ii)   The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information or Protected Health Information by the Company and each Subsidiary has complied in all material respects with (A) applicable Information Privacy and Security Laws, (B) Disclosed Contracts that govern Personal Confidential Information or Protected Health Information, (C) Payment Card Industry Data Standards, and (D) applicable privacy policies of the Company and each Subsidiary.

(iii)  The Company and each Subsidiary has established and maintains commercially reasonable technical, physical, and organizational measures and security systems and technologies that are designed to protect the data collected, generated, or received in connection with the marketing, delivery, or use of any Company Service, including Personal Confidential Information and Protected Health Information processed in connection with use of any Company Service.

Section 2.13. Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits reasonably necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets other than any such Permits which if not held by the Company or any of its Subsidiaries would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or to the Company’s Knowledge threatened in writing, except where such suspension or cancellation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of all material Permits, all of which material Permits are listed on Schedule 2.13. Since January 31, 2017, neither the Company nor any Subsidiary is in violation of the terms of any Permit, except where such violation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 2.14. Tax Matters.

(a)  The Company and each Subsidiary has timely filed, or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which the Company or Subsidiary is required to file Tax Returns. All such income and other material Tax Returns were correct and complete in all material respects. All material Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). To the best of the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)  The Company and each Subsidiary has (i) withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and (ii) complied in all material respects with all filings required with respect thereto.

(c)  There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised (in each case in writing) by a Governmental Authority, or (ii) to the Company’s Knowledge, in existence.

(d)  There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)  No adjustment relating to any Tax Returns filed by the Company or a Subsidiary has been proposed in writing by any Governmental Authority.

(f)  No power of attorney that has been granted by the Company with respect to a Tax matter is currently in effect.

(g)  Neither the Company nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only the Company and/or its Subsidiaries is a party or (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes or any Tax receivable, Tax allocation, Tax indemnity or similar agreements. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any Subsidiary which agreement or ruling would be effective after the Closing Date.

(h)  Neither the Company nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its material assets as a result of the failure or alleged failure of the Company or such Subsidiary to pay Taxes.

(i)  Neither Company nor any Subsidiary is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j)  During the two-year period ending on the date of this Agreement, neither Company nor any Subsidiary (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(k)  Neither Company nor any Subsidiary will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) election under Section 108(i) of the Code (or any similar or corresponding provision of state, local or non-U.S. Legal Requirements), (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of Company nor any Subsidiary attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, or (x) any other action or election taken or made before the Closing. Neither Company nor any Subsidiary will be required to make any payments after the Closing Date under Section 965 of the Code.

(l)  Neither Company nor any Subsidiary has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(m)  Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(n)  The representations and warranties contained in this Section 2.14 are the only representations and warranties being made by the Company with respect to Taxes (except for the representations and warranties contained in Section 2.15 to the extent relating to Taxes).

Section 2.15. Employee Benefit Plans.

(a)  Schedule 2.15(a) lists all material Employee Plans that the Company or a Subsidiary sponsors or maintains, or to which the Company or a Subsidiary contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b)  Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To the Company’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Employee Plan.

(c)  There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.

(d)  Except as set forth in Schedule 2.15(d), each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(e)  Except as set forth in Schedule 2.15(e), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, manager, officer member of the board of directors, or consultant of the Company under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in the acceleration of vesting of any Company Stock Options.

(f)  The representations and warranties contained in this Section 2.15 are the only representations and warranties being made by the Company with respect to employee benefits.

Section 2.16. Labor Matters.

(a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, and, to the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any such employees. There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand.

(b)  True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company has been provided to Parent. Other than as set forth in Schedule 2.16, each employee of the Company and its Subsidiaries is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements, or in any applicable employment agreement.

(c)  To the Company’s Knowledge, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and each Subsidiary is in compliance in all material respects and, to the Company’s Knowledge, each of its or the Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or one of its Subsidiaries and such individuals.

(d)  The Company and each Subsidiary is in compliance in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any Subsidiary is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company and each Subsidiary is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the financial statements. Except as set forth in Schedule 2.16(d), there are no pending, or to the Company’s Knowledge, threatened in writing, material Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or such Subsidiary.

(e)  Except as set forth in Schedule 2.16(e), no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave, accrued bonuses for 2020, and severance pay).

Section 2.17. Environmental Matters.

(a)  Except as set forth in Schedule 2.17(a) or as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary is in compliance with all applicable Environmental Laws, (ii) there has been no release of any Hazardous Substance by the Company or any Subsidiary on or upon the environment of any site (including soils, groundwater, surface water, and air) currently owned, leased or otherwise operated or used by the Company or any Subsidiary, or formerly owned, leased, or otherwise operated or used by the Company or any Subsidiary, (iii) except as set forth in Schedule 2.17, neither the Company nor any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or liable under any Environmental Law, and (iv) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site owned or operated by the Company or any Subsidiary, except in compliance with Environmental Laws.

(b)  The representations and warranties contained in this Section 2.17 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter, including natural resources, related to the Company or any of its Subsidiaries.

Section 2.18. Contracts.

(a)  Schedule 2.18 lists each of the following Contractual Obligations to which the Company or any Subsidiary is bound (each, a “Disclosed Contract”):

(i)  any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company of rights to market or sell Company Services on behalf of the Company to any other Person, in each case having consideration paid or payable by the Company or its Subsidiaries in an amount exceeding $250,000, in the aggregate, during the 12-month period ending December 31, 2020;

(ii)   any Contractual Obligation pursuant to which a partnership or joint venture was established;

(iii)  any Contractual Obligation made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Service, or (z) pursuant to which any other Person is granted “most favored nation” pricing or customer status or similar with respect to any Company Services;

(iv)  any Contractual Obligation (other than “shrink wrap” and similar generally available commercial end-user licenses to software) pursuant to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary licenses any Intellectual Property used in the development or licensing of the Company Services, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v)  any Contractual Obligation containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $250,000;

(vi)  any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $250,000 per year;

(vii)  any collective bargaining agreement with any labor union;

(viii)   any Contractual Obligation that (A) purports to materially limit either the type of business in which the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage, the geographic area in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns);

(ix)  any Contractual Obligation relating to the incurrence of any indebtedness for borrowed money in excess of $250,000;

(x)  any Contractual Obligation relating to the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business and pursuant to which the Company has any continuing payment obligations;

(xi)  any Contractual Obligation under which the Company or any Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its shareholders, employees, managers, officers or members of the board of directors;

(xii)  any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which mandates future payment of consideration in excess of $500,000 per annum, other than (A) any Contractual Obligation that is terminable by the Company or applicable Subsidiary at will on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;

(xiii)   any guaranty by the Company, Subsidiary, or any Affiliate of any obligation of another in excess of $250,000; and

(xiv)   any Contractual Obligation requiring the Company to register any equity interests under the applicable United States securities Laws.

(b)  The Company has made available to Parent accurate and complete copies of each Disclosed Contract, in each case, as amended or otherwise modified and currently in effect. Each Disclosed Contract is in full force and effect and is enforceable against each party to such Contractual Obligation, except where any such failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and no event has occurred which with notice or lapse of time or both would become a breach of or default under any Disclosed Contract, in each case as except for such breach, violation, default or lapse which would be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole.

(c)  Except as set forth in Schedule 2.18(c), all Disclosed Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures, except where such reliance on, non-performance, or delay was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 2.19. Customers and Suppliers.

(a)  Schedule 2.19(a) sets forth the top ten (10) Customers (by revenue) of the Company and its Subsidiaries for the years ended December 31, 2019 and 2020 (collectively, the “Material Customers”) and the amount of consideration paid to the Company or such Subsidiary by each Material Customer during such periods. To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) a condition indicating a material breach of the terms of any material Contractual Obligation with any such Material Customer. To the Company’s Knowledge as of the date hereof, no Material Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

(b)  Schedule 2.19(b) sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (by spend amount) for the years ended December 31, 2019 and 2020 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company or such Subsidiary during such periods. To the Company’s Knowledge as of the date hereof, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) a condition indicating a material breach of the terms of any material Contractual Obligation with such Material Supplier. To the Company’s Knowledge as of the date hereof, no Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

Section 2.20. Affiliate Transactions. Other than as set forth in Schedule 2.20 or pursuant to an Ancillary Agreement, no Affiliate of the Company or any Subsidiary: (a) has any material interest in any asset owned or leased by the Company or used in connection with the business of the Company or any Subsidiary, (b) has received a loan from the Company or any Subsidiary, or (c) is engaged in any material transaction, arrangement, or understanding with the Company or any Subsidiary (each, an “Affiliate Agreement”) other than through his or her employment with the Company or any Subsidiary, the ownership of equity interests, payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.21. Litigation. Except as set forth in Schedule 2.21, there is no Action pending or, to the Company’s Knowledge as of the date hereof, threatened in writing, to which the Company or any Subsidiary is a party (either as plaintiff or defendant) or to which one or more material assets are subject which is reasonably expected to have a Company Material Adverse Effect. No allegations of sexual harassment have been made against any employee, manager, officer, or member of the board of directors of the Company or any Subsidiary which could reasonably be expected to result in a Company Material Adverse Effect.

Section 2.22. Insurance. Schedule 2.22 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither the Company nor any Subsidiary is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any Subsidiary, in each case, except where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

Section 2.23. Brokers. Except as set forth in Schedule 2.23, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company or any Affiliate in connection with this Agreement or the Transactions, and the Company (and, to the Company’s Knowledge, the Company Stockholders) has not entered into any agreement with any Person which will result in the obligation of the Company or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.

Section 2.24. Anti-Corruption Matters.

(a)  Since January 31, 2017, neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any of its Affiliates or Associated Persons, or any other Person acting on behalf of them has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, Economic Sanctions Laws, or Export Control Laws.

(b)  The Company and each Subsidiary has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws or Economic Sanctions Laws by their Affiliates and Associated Persons.

(c)  Since January 31, 2017, to the Company’s Knowledge, (i) neither the Company, any Subsidiary, nor any of its or their Affiliates, Associated Persons, or any other Person acting on its or their behalf, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any Customer regarding any offense or alleged offense under any Anti-Corruption Laws or Economic Sanctions Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

Section 2.25. Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Transactions in accordance with the Company’s Charter Documents.

Section 2.26. Company Stockholder Approval. The approval and adoption of this Agreement and the approval of the Transactions by the Company Stockholders requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an “as-converted” to Company Class A Common Stock basis and (ii) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, in each case, given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Company Stockholder Approval”). The Supporting Stockholders hold a sufficient number of shares of Company Common Stock and Company A Preferred Stock to obtain the Company Stockholder Approval. The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.

Section 2.27. Healthcare Regulatory Compliance.

(a)  The Company and each Subsidiary is, and since January 31, 2017 has been, in compliance with all Healthcare Laws applicable to it and its assets, business or operations, except where such non-compliance would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There are no written claims or notices of violation pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries alleging material violations of or liability under any Healthcare Laws or Healthcare Permits, and, to the Company’s Knowledge, neither the Company nor any Subsidiary is under or has been under, any non-routine audit or investigation by a Governmental Authority alleging material non-compliance by the Company or such Subsidiary with respect to any Healthcare Laws.

(b)  The Company and each of its Subsidiaries holds in full force and effect all Healthcare Permits necessary for it to own, lease, sublease or operate its assets under applicable Healthcare Laws or to conduct its business and operations as presently conducted except where the failure to hold any such Healthcare Permit would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge, no circumstance exists or event has occurred which would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Healthcare Permit held by the Company or any of its Subsidiaries, except where such suspension, revocation, termination, restriction, limitation, modification or non-renewal would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)  To the Company’s Knowledge as of the date hereof, the Healthcare Professionals employed by, or under contract with, the Company or any Subsidiary have complied and currently are in compliance with all applicable Healthcare Laws, and hold and have held all Healthcare Permits required to be held by them in the performance of their duties, and such Healthcare Permits have not been suspended, revoked, or restricted in any manner, and are all of the Healthcare Permits that are required for such Person to perform his or her duties for the Company, except where non-compliance with applicable Healthcare Laws or a failure to have a Healthcare Permit would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have commercially reasonable systems and policies in place to verify and monitor the continued eligibility of all Healthcare Professionals employed by, or under contract with, the Company or such Subsidiary.

(d)  Since January 31, 2017, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge as of the date hereof, any officer or employee of the Company or any Subsidiary has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any applicable Healthcare Law; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any applicable Healthcare Law; (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift was illegal in any respect under the applicable Legal Requirements of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset or made any misleading, false or artificial entries on any of its books or records in violation of applicable Healthcare Laws; or (v) made any payment to any person with the intention that any part of such payment would be in violation of any applicable Healthcare Law. To the Company’s Knowledge, no Person has filed or has threatened in writing to file against the Company or any Subsidiary an action under any federal or state whistleblower statute related to alleged noncompliance with applicable Healthcare Laws, including under the False Claims Act of 1863 (31 U.S.C. 6 3729 et seq.).

(e)  Schedule 2.27(e) lists all National Provider Identifiers and provider numbers for the Company and each Subsidiary and Associated Person that participates in any Federal Healthcare Program. Since January 31, 2017, neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any Associated Person, has (i) been excluded from participating in any Federal Healthcare Program or any similar law, whether pursuant to 21 U.S.C. 335a, or similar state or foreign law, or otherwise; (ii) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7 or Section 1128A of the Social Security Act; (iii) been convicted (as that term is defined in 42 C.F.R. 61001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. 11669, 1035. 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Healthcare Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. 124b), (B) criminal offenses under federal or state Law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) violations of Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this Section 2.27(e), or (E) criminal offenses under Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §13729-3731 or qui tam action brought pursuant to 31 U.S.C. 63729 et seq.

(f)  Except as set forth in Schedule 2.27(f), neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any officer or employee of the Company or any Subsidiary, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal agreement with any Governmental Authority concerning compliance with Healthcare Laws, any Federal Healthcare Program, or the requirements of any Healthcare Permit.

(g)  Except as set forth in Schedule 2.27(g), since January 31, 2017, the Company and its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, except where such failure to timely file would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All such regulatory filings complied in all material respects with applicable Healthcare Laws, except where such non-compliance would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(h)  Since January 31, 2017, the Company and its Subsidiaries have (i) timely filed all material reports and billings required to be filed with each Customer, all of which were prepared in material compliance with all applicable Laws governing reimbursement and claims and the binding payment policies of the applicable Customer to which such Person is bound, (ii) paid all known and undisputed material refunds, overpayments, discounts and adjustments required to be paid, and there is no pending or, to the Company’s Knowledge, threatened in writing, material appeal, adjustment, challenge, adverse inquiry, audit (including written notice of an intent to audit), or litigation by any Customer with respect to the Company or any Subsidiary’s billing practices and reimbursement claims (other than routine audits in the ordinary course of business) and (iii) never been subject to a material audit (or received written notice that it is subject to a material audit) other than in the ordinary course of business. The Company has implemented commercially reasonable billing policies and practices to comply in all material respects with all applicable Healthcare Laws.

Section 2.28. Food and Drug Administration Matters.

(a)  Since January 31, 2017, (i) all Assets stored, distributed, or used by or on behalf of the Company in connection with the Company Services that are subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) are being or have been stored, distributed, or used in compliance in all material respects with all applicable Laws administered or issued by the FDA or any other Governmental Authorities with oversight of such Assets and (ii) the Company and each Subsidiary is in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and implementing regulations, as applicable, governing reporting and recordkeeping for such Assets, including complaint records adverse event reporting, inventory management and expiration dates. The Company and its Subsidiaries have commercially reasonable policies and procedures in place to ensure that any required product recalls, withdrawals, suspensions, seizures or discontinuations initiated by a product manufacturer or Governmental Authority are conducted in material compliance with the requirement of the entity that initiated such recall, withdrawal, suspension, seizure or discontinuation.

(b)  Since January 31, 2017, the Company and its Subsidiaries have not engaged in the non-clinical or clinical development, manufacture or compounding (sterile or non-sterile) of drugs that are subject to the jurisdiction of the FDA or state authorities, including state controlled substances acts.

(c)  Since January 31, 2017, the Company and its Subsidiaries are in material compliance with all applicable import and export requirements, including FDA import-for-export requirements, export notifications or authorizations and record keeping requirements.

(d)  Since January 31, 2017, neither the Company or any Subsidiary has conducted clinical research that requires reporting to an Institutional Review Board or engaged in activity that requires reporting to an institutional review board.

Section 2.29. Exclusivity of Representations. Except as provided in this ARTICLE II and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, neither the Company, any Subsidiary, any of its or their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, or representatives have made, or are making, any representation, warranty, or statement of any kind or nature expressed or implied, at law or in equity whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in ARTICLE III and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), but subject to Section 8.15, each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1.  Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have, or be reasonably expected to have, a Parent Material Adverse Effect. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1. Each of Parent and Merger Sub has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess such Approvals (or the equivalent thereof) would not have, or be reasonably expected to have, a Parent Material Adverse Effect. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel.

Section 3.2.  Subsidiaries. Except as set forth in Schedule 3.2, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 3.3.  Power and Authorization. Each of Parent and Merger Sub has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and the consummation of the Transactions. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4.  Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger, and (c) those consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing, that would, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub taken as a whole, in each case which are set forth in Schedule 3.4, no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of Parent or Merger Sub for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Transactions by Parent and Merger Sub.

Section 3.5.  Non-contravention. Neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Transactions, will:

(a)  subject to compliance with the requirements specified in Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement that would be, or reasonably be expected to be, material to Parent and Merger Sub, taken as a whole;

(b)  result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or impair the ability of Parent or Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Agreements or to consummate the Transactions), or (ii) the Charter Documents of Parent or Merger Sub;

(c)  result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens, Liens under applicable securities laws, or Liens created by the Company; or

(d)  result in the triggering, acceleration, vesting or increase (i) of any payment to any Person or (ii) any equity security of Parent pursuant to any Contractual Obligation of Parent or Merger Sub.

Section 3.6.  Compliance. Each of Parent and Merger Sub has complied and is in compliance with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Legal Requirement has been received by Parent or Merger Sub, and, to Parent’s Knowledge as of the date hereof, no such notice has been delivered to any other Person.

Section 3.7.  Capitalization.

(a)  As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 62,500,000 shares of Parent Common Stock, representing 50,000,000 shares of Parent Class A Common Stock and 12,500,000 shares of Parent Class B Common Stock, and (ii) 1,000,000 shares of Parent Preferred Stock. The Parent Securities are set forth on Schedule 3.7(a), each of which is validly issued, fully paid, and non-assessable. There are no issued and outstanding shares of Parent Preferred Stock. The foregoing represents all of the issued and outstanding Parent Securities as of the date of this Agreement. All outstanding Parent Securities (i) have been duly authorized and validly issued and full paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in (1) Parent’s Charter Documents, and (2) any other applicable Contractual Obligation governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Charter Documents or any Contractual Obligation to which Parent is a party or otherwise bound.

(b)  Schedule 3.7(b) sets forth the number of shares of Parent Common Stock reserved for issuance upon outstanding Parent Convertible Securities. Except as set forth on Schedule 3.7(b), there are no issued and outstanding Parent Convertible Securities. All shares of Parent Common Stock subject to issuance upon the exercise or conversion of Parent Convertible Securities, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable.

(c)  Except as provided for in this Agreement or as set forth in Schedule 3.7(c) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have, or upon the happening of certain events would have, the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Parent Stockholders on any matter.

(d)  Except as provided for in this Agreement or as set forth in Schedule 3.7(d), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any securities of Parent.

(e)  Except as provided for in this Agreement or as set forth in Schedule 3.7(e), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of Parent are issuable, and no rights in connection with any shares, warrants, options, or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)  Except as provided for in this Agreement or as set forth in Schedule 3.7(f), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

(g)  The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding share capital of Merger Sub, free and clear of all Liens.

(h)  The Per Share Merger Consideration and Contingent Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Legal Requirements, Parent’s Charter Documents, or any Contractual Obligation to which Parent is a party or otherwise bound.

Section 3.8.  Parent SEC Reports and Financial Statements.

(a)  Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). All Parent SEC Reports and any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments that are not expected to be material) in all material respects the financial position of Parent as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended. As used in this Section 3.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)  Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)  Parent has established and maintained a system of ICOFR. To Parent’s Knowledge, such ICOFR are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(d)  There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)  Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent reflected in the Parent Financial Statements: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent as of the date hereof.

(f)  To Parent’s Knowledge, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To Parent’s Knowledge, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)  Other than services provided prior to or in connection with Parent’s initial public offering, all non-audit services were approved by the audit committee of the board of directors of Parent. Parent has no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

(h)  To Parent’s Knowledge, no officer, contractor, subcontractor, or agent of Parent has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement.

Section 3.9.  Absence of Certain Developments. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; (b) the business of Parent has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and COVID-19 Measures); and (c) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(c) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.10. Trust Fund.

(a)  As of the day immediately preceding the date hereof, Parent has approximately $115 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of October 14, 2020 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.

(b)  The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s Knowledge, the trustee under the Trust Agreement. There are no separate Contractual Obligations, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to Parent’s Knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Fund, except as described in the Parent SEC Reports. Prior to the Closing, none of the funds held in the Trust Fund may be released except: (A) interest income earned on the Trust Fund to pay taxes; and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Actions pending or, to Parent’s Knowledge, threatened in writing with respect to the Trust Fund.

Section 3.11. Real Property; Personal Property. Neither Parent nor Merger Sub owns or leases any real property or personal property.

Section 3.12. Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.

Section 3.13. Tax Matters.

(a)  Each of Parent and Merger Sub has timely filed or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which Parent and/or Merger Sub is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by Parent and Merger Sub (whether or not shown on any Tax Return) have been paid. Neither Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). To the best of Parent’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.

(b)  Each of Parent and Merger Sub has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) complied in all material respects with all filings required with respect thereto.

(c)  There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which Parent or Merger Sub or the directors and officers (and employees responsible for Tax matters) of Parent or Merger Sub has knowledge.

(d)  There is no Tax deficiency outstanding, proposed or assessed against Parent or Merger Sub, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e)  No adjustment relating to any Tax Returns filed by Parent or Merger Sub has been (i) proposed in writing, formally or informally, by any Governmental Authority, or (ii) as to which Parent or Merger Sub or the directors and officers (and employees responsible for Tax matters) of Parent or Merger Sub has knowledge, and neither Parent, Merger Sub, nor any director or officer (or employee responsible for Tax matters) of Parent or Merger Sub expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(f)  No power of attorney that has been granted by Parent or Merger Sub with respect to a Tax matter is currently in effect.

(g)  Neither Parent nor Merger Sub has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only Parent and Merger Sub), and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither Parent nor Merger Sub is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any such agreement that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes, but including any Contractual Obligation in connection with the acquisition of any Person or asset and any Contractual Obligation to indemnify any Person for Taxes. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Parent which agreement or ruling would be effective after the Closing Date.

(h)  Neither Parent nor Merger Sub is currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent or Merger Sub to pay Taxes, and to Parent’s Knowledge, there is no basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i)  Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise.

(j)  Neither Parent nor Merger Sub is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k)  During the two-year period ending on the date of this Agreement, neither Parent nor Merger Sub (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(l)  None of Parent, the Company or Merger Sub will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing, in each case, entered into by Parent or Merger Sub; (ii) a disposition by Parent or Merger Sub occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received by Parent or Merger Sub prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested by or on behalf of Parent or Merger Sub prior to the Closing (or as a result of an impermissible method used by Parent or Merger Sub prior to Closing); (v) an agreement entered into by or on behalf of Parent or Merger Sub with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions entered into by Parent or Merger Sub or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) election by or on behalf of Parent or Merger Sub under Section 108(i) of the Code (or any similar or corresponding provision of state, local or non-U.S. Legal Requirements), (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of Parent or Merger Sub attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, or (x) any other action or election taken or made by or on behalf of Parent or Merger Sub before the Closing. Neither Parent nor Merger Sub will be required to make any payments after the Closing Date under Section 965 of the Code.

(m)  Neither Parent nor Merger Sub has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(n)  Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(o)  The representations and warranties contained in this Section 3.13 are the only representations and warranties being made by Parent and Merger Sub with respect to Taxes (except for the representations and warranties contained in Section 3.14 to the extent relating to Taxes).

Section 3.14. Employees; Employee Benefit Plans.

(a)  Other than any officers or as described in the Parent SEC Reports, Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b)  Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any liability with respect to any Employee Plans.

(c)  The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by Parent with respect to employee benefits.

Section 3.15. Contracts. Schedule 3.15 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.

Section 3.16. Affiliate Transactions. Except as described in the Parent SEC Reports, no Contractual Obligation between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contractual Obligation that is not material to Parent.

Section 3.17. Litigation. There is no Action pending or, to Parent’s Knowledge, threatened in writing, to which Parent or Merger Sub is a party (either as plaintiff or defendant) or to which its material assets are subject which is reasonably expected to be materially adverse to the operations of Parent. No allegations of sexual harassment have been made against any officer or director of Parent or Merger Sub which could reasonably be expected to result in a Parent Material Adverse Effect.

Section 3.18. Parent Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOTN.” The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOTNW.” The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOTNU.” There is no Action pending or, to Parent’s Knowledge, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock, Parent Warrants or Parent Units or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock, Parent Warrants, or Parent Units under the Exchange Act.

Section 3.19. Brokers. Except as set forth in Schedule 3.19, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, Merger Sub, or any Affiliate thereof in connection with this Agreement or the Transactions, and Parent and Merger Sub have not entered into any agreement with any Person which will result in the obligation of Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.

Section 3.20. Business Activities. Since its incorporation, neither Parent nor Merger Sub has conducted any business activities other than activities in connection with its incorporation, Parent’s initial public offering, or directed toward the accomplishment of one or more business combinations.

Section 3.21. Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the Transactions, (ii) determined that the Transactions are in the best interests of its stockholders, and (iii) determined that the fair market value of the Company, is equal to at least 80% of the balance in the Trust Fund (net of disbursements for tax obligations). Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 3.22. Exclusivity of Representations. Except as provided in this ARTICLE III and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, neither Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation, warranty, or statement of any kind or nature expressed or implied, at law or in equity whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation; and (iii) except for the representations and warranties with respect to the Company set forth in ARTICLE II and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1.  Operation of the Business by the Company, Parent and Merger Sub.

(a)  Conduct of the Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, Parent and Merger Sub shall, except for those actions or omissions (i) set forth in Schedule 4.1, (ii) required or permitted by the terms of this Agreement, (iii) required by Law, (iv) taken or omitted to be taken as a result COVID-19 Measures, or (v) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to carry on its business in the ordinary course of business to (x) preserve substantially intact its present business organization, (y) keep available the services of its present officers and key employees and (z) preserve its relationships with key Customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings; provided, however, that no action or failure to take action by the Company of the type specifically addressed by any of the subsections of Section 4.1(b) shall constitute a breach under this Section 4.1(a) by the Company unless such action would constitute a breach of such subsection of Section 4.1(b) applicable to the Company, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions, and no action or failure to take action by Parent or Merger Sub of the type specifically addressed by any of the subsections of Section 4.1(c) shall constitute a breach under this Section 4.1(a) by Parent or Merger Sub unless such action would constitute a breach of such subsection of Section 4.1(c) applicable to Parent or Merger Sub, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions.

(b)  Conduct of Business of the Company. Except for those actions or omissions (w) set forth in Schedule 4.1(b), (x) required or permitted by the terms of this Agreement, (y) required by applicable Legal Requirements, or (z) taken or omitted to be taken as a result of COVID-19 Measures, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do any of the following:

(i)  Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights, in each case that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(ii)   Transfer or provide a copy of any Company Source Code to any Person other than current employees, contractors, and consultants of the Company or any Subsidiary under current and enforceable confidentiality agreements;

(iii)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest, except transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(iv)  Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company, other than pursuant to Contractual Obligations in effect as of the date hereof or the net share settlement of any Company Options or Company Warrants;

(v)  Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to Parent, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock (in each case, other than Company Options), or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities (in each case, other than Company Options);

(vi)  Amend its Charter Documents;

(vii)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, except for acquisitions made or entered into (x) in connection with or reasonably related to a Company Service as is currently conducted as of the date hereof or (y) that do not exceed $2,500,000 individually or $10,000,000 in the aggregate for acquisitions that are not in connection with or reasonably related to a Company Service, provided, in the case of (x) and (y) that (A) financial statements of the acquired, merged or consolidated entity shall not be required to be included in the Proxy Statement/Prospectus, and (B) the Company survives any such acquisition, merger or consolidation;

(viii)   Enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict the Company’s or any Subsidiary’s ability to compete or to offer or sell any products or services to other Persons, in each case, other than such arrangements (x) made in the ordinary course of business or (y) that are not otherwise material to the Company and its Subsidiaries, taken as a whole;

(ix)  Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(x)  Except for incurrences of indebtedness by the Company or its Subsidiaries (x) under existing credit facilities (or any replacement thereto) in the ordinary course of business or (y) in connection with any acquisition not prohibited pursuant to Section 4.1(b)(vii), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xi)  Other than in the ordinary course of business, increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any Person, in each case as set forth on Schedule 4.1(b)(xi), or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(xii)  Enter into any collective bargaining agreement;

(xiii)   Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations (x) in the ordinary course of business consistent with past practice or (y) that are solely monetary in nature, do not individually exceed $500,000, and payments related to such settlements are made prior to the Closing;

(xiv)   Waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary, in each case, other than (x) with Customers and other counterparties in the ordinary course of business consistent with past practice or (y) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;

(xv)  Modify or terminate any Disclosed Contract in a manner that is adverse to the Company, in each case other than in the ordinary course of business;

(xvi)   Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xvii)   Make, revoke, amend, or rescind any material Tax elections or material Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any material amount of Tax, or change any material method of accounting for Tax purposes or prepare or file any material Tax Return in a manner inconsistent with past practice (except as may be required by a change in Law or fact), or fail to pay any material amount of Tax when due (including any material estimated Tax payments), claim any Tax credits or defer any Tax payments under any COVID-19 Response Law, or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any agreement that is a Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes);

(xviii)  Discontinue any material line of business or any material business operations;

(xix)   Make any loan to an Insider of the Company or any of its Subsidiaries; or

(xx)  Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through (xix) above.

(c)  Conduct of Business of Parent and Merger Sub. Except as required or permitted by the terms of this Agreement or as set forth in Schedule 4.1(c) hereto, or except as required by Law, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent and Merger Sub shall not do any of the following:

(i)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(ii)   Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of Parent or Merger Sub;

(iii)  Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities;

(iv)  Amend its Charter Documents;

(v)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;

(vi)  Except for Parent Borrowings, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii)  Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(viii)   Except as set forth on Schedule 4.1(c)(viii), incur or enter into any Contractual Obligation requiring Parent or Merger Sub to pay an aggregate amount in excess of $200,000;

(ix)  Other than as required by Law or as consistent with ordinary course practices, increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, consultant, director or officer of Parent or Merger Sub, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(x)  Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Actions (whether or not commenced prior to the date of this Agreement);

(xi)  Make, revoke, amend, or rescind any Tax elections or Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any Tax, change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, fail to pay any material Tax when due (including any material estimated Tax payments), claim any Tax credits or defer any Tax payments under any COVID-19 Response Law, or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement;

(xii)  Form or establish any Subsidiary;

(xiii)   Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates, other than the (x) payment of salary and benefits, (y) payment of bonuses, and (z) advancement of expenses, in each case as made in the ordinary course of business consistent with prior practice;

(xiv)   Amend the Trust Agreement or any other agreement related to the Trust Fund;

(xv)  Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(xvi)   Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xvii)   Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(c)(i) through (xvi) above.

(d)  No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Company, on the one hand, or Parent or Merger Sub, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 4.2.  Confidentiality; Access to Premises and Information.

(a)  Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated November 17, 2020 (the “Confidentiality Agreement”), by and between the Company and Parent with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b)  Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will permit Parent, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of the Company and to premises, properties, books, records (including Tax records of the Company) and contracts of the Company, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements; provided, however, that in exercising access rights under this Section 4.2(b), Parent and Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company or any of its Subsidiaries. The Company will instruct the PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and PCAOB Audited Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Form S-4; provided that Parent and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the PCAOB Auditor; provided further that the Company shall be entitled to attend any meeting and be copied on any correspondence between Parent or any of its Representatives and the PCAOB Auditor. Parent will permit the Company and its Representatives, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of Parent and Merger Sub and to premises, properties, books, records (including Tax records of Parent) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements; provided, however, that in exercising access rights under this Section 4.2(b), the Company and the Company’s Representatives will not be permitted to interfere unreasonably with the conduct of business of Parent or Merger Sub. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.2 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 6.2(a) or 6.3(a), as applicable.

(c)  Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of the Company or any of its Subsidiaries without the prior consultation with and approval of the Chief Executive Officer or Chief Financial Officer of the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that neither this Section 4.2(c) nor anything else herein will prohibit any contacts by Parent’s Representatives or Affiliates with the customers, providers, service providers and suppliers of the Company or any of its Subsidiaries in the ordinary course of business and unrelated to the transactions contemplated hereby.

Section 4.3.  Exclusivity.

(a)  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VII, the Company will not (and will not cause or permit any Subsidiary or its or their Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger, sale of the Company’s equity interests or a material portion of the Company’s or its Subsidiaries’ assets, or a similar change in control transaction with respect to the Company or any Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Company’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Company Transactions”). In addition, the Company will, and will cause each of its Subsidiaries and its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Company Transaction. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify Parent if the Company or, to the Company’s Knowledge, any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Company Transaction after the execution and delivery of this Agreement, (y) notify Parent of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (z) provide Parent with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to the date of the Exclusivity Agreement, to which the Company is a party, as determined in good faith by the Company, in which case the Company shall provide such notice to the maximum extent not prohibited). The Company agrees that the rights and remedies for noncompliance with this Section 4.3(a) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to Parent and that money damages would not provide an adequate remedy for such injury.

(b)  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, Parent and Merger Sub will not (and will not cause or permit its Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of Parent or Merger Sub or a material portion of Parent’s assets, or a similar change in control transaction with respect to Parent or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Parent Transactions”). In addition, Parent will, and will cause Merger Sub and each of its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Parent Transaction. Parent will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent, Merger Sub or, to Parent’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Parent Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide the Company with a copy of such inquiry, proposal, offer or submission. Parent agrees that the rights and remedies for noncompliance with this Section 4.3(b) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury.

Section 4.4.  Certain Financial Information. Within thirty (30) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month and management commentary on the business performance during such month.

Section 4.5.  PCAOB Audit of the Company’s Financial Statements. The Company shall deliver to Parent as promptly as reasonably practicable after the date hereof the consolidated audited financial statements of the Company as of and for the years ended December 31, 2020 and December 31, 2019 and all notes thereto (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to Parent after the date hereof, the PCAOB Audited Financial Statements will not reflect any differences from the Financial Statements for the periods shown, except for such differences that would not constitute a Company Material Adverse Effect.

Section 4.6.  Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

Section 4.7.  HSR Act. If required pursuant to the HSR Act, as promptly as practicable, and in any event within twenty (20) Business Days from the date of this Agreement, Parent and the Company shall each: (a) prepare and file the notification required of it thereunder in connection with the Merger, (b) promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities, and (c) request early termination of any waiting period under the HSR Act. Parent and the Company shall (i) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (iii) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, no Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

Section 4.8.  PIPE Financing and Alternative PIPE Financing.

(a)  Without the prior written consent of the Company, Parent shall not amend, modify, or waive (in whole or in part), or provide consent to amend, modify, waive, or terminate, any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case other than any assignment or transfer contemplated therein or expressly permitted thereby. In the event that all conditions in the Subscription Agreements have been satisfied, Parent shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using commercially reasonable efforts to (i) comply with respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement.

(b)  If all or any portion of the PIPE Financing becomes unavailable, (i) Parent shall use commercially reasonable efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the Minimum PIPE Amount (any alternative source(s) of financing, “Alternative PIPE Financing”), (ii) in the event that Parent is able to obtain any Alternative PIPE Financing, Parent shall use commercially reasonable efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Parent Class A Common Stock containing terms and conditions not less favorable from the standpoint of Parent and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of Parent and the Company), and (iii) in the case of subsection (i) or (ii), the Company shall (x) furnish or cause to be furnished to any Alternative PIPE Financing sources such information regarding the Company as may be reasonably requested, (y) cause the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Alternative PIPE Financing sources, and (z) prepare offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Alternative PIPE Financing as reasonably requested by Parent. In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Parent Class A Common Stock under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, Parent may utilize deposits, proceeds or any other amounts from the Trust Fund and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder.

Section 4.9.  Parent Governing Documents. Immediately prior to the Effective Time, subject to obtaining the approval of Necessary Stockholder Matters, Parent shall (i) adopt the amended and restated bylaws of Parent, the form of which is attached hereto as Exhibit B (“Parent A&R Bylaws”) and (ii) adopt and cause to be filed the Parent A&R Charter with the Delaware Secretary of State, which shall, among other things, change the name of Parent to “DocGo, Inc.” or such other name substantially similar thereto as agreed to by the Parties.

Section 4.10. Litigation. Prior to the Effective Time, each Party shall provide the other Parties with prompt written notice of all Actions commenced or threatened in writing (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Parent shall control the defense or prosecution of any Action commenced or threatened against Parent, Merger Sub, or any of their Affiliates (“Parent Litigation”), and Parent shall in good faith consult with counsel to the Company with respect to the defense and prosecution of any Parent Litigation and shall consider in good faith the Company’s advice with respect to the Parent Litigation. For the avoidance of doubt, the release, assignment, compromise, payment, discharge, settlement or satisfaction of any Parent Litigation shall be subject to Section 4.1(c)(x).

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1.  Form S-4; Special Meeting.

(a)  As soon as reasonably practicable following the execution and delivery of this Agreement, Parent shall prepare and file with the SEC and with all other applicable regulatory bodies, a Form S-4 with respect to the shares of Parent Class A Common Stock issuable hereunder, which Form S-4 will contain the proxy statement/prospectus (“Proxy Statement/Prospectus”) to be used for the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby (the “Business Combination Proposal”), (ii) the issuance of the Per Share Merger Consideration, Contingent Shares, and the shares of Parent Class A Common Stock issuable pursuant to the PIPE Financing (or any Alternative PIPE Financing) pursuant to applicable Nasdaq listing rules (the “Nasdaq Proposal”), (iii) the election to the board of directors of Parent of the individuals, and for the class of director, each as designated in accordance with Section 5.2, (iii) the adoption of the amended and restated certificate of incorporation of Parent, to be filed immediately after the Effective Time, the form of which is attached hereto as Exhibit A (the “Parent A&R Charter”, and all such proposals necessary to adopt the Parent A&R Charter, the “Charter Proposals”), (iv) the adoption of an incentive equity plan of Parent, the form of which shall be agreed to by the Parties and approved by the board of directors of Parent prior to filing the Proxy Statement/Prospectus (“Parent Plan”), (v) to adjourn the stockholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Transactions for any reason, and (vi) the approval of any other proposals reasonably agreed among Parent and the Company (collectively, the “Parent Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). The Business Combination Proposal, Nasdaq Proposal, and Charter Proposals are referred to herein as the “Necessary Stockholder Matters.” Filing fees with respect to the Form S-4 shall be paid by the Company.

(b)  Each Party shall promptly provide to the others all financial and other information as the Company or Parent may reasonably request for the preparation of the Proxy Statement/Prospectus. In consultation with the Company, Parent shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall otherwise use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent will notify the Company promptly after it receives notice of: (i) the time when the preliminary Proxy Statement/Prospectus has been filed; (ii) in the event the preliminary Proxy Statement/Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Proxy Statement/Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Proxy Statement/Prospectus; (v) any request by the SEC for amendment of the Proxy Statement/Prospectus; (vi) any comments from the SEC relating to the Proxy Statement/Prospectus and responses thereto; and (vii) requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)  As soon as practicable following the SEC declaring the Form S-4 effective (the “SEC Approval Date”), but not later than five (5) business days thereafter, Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and subject to the other provisions of this Agreement, (iii) hold the Special Meeting on a day not more than thirty (30) days after the date on which Parent mails the Proxy Statement/Prospectus to its stockholders and (iv) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Parent Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(c), Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting, (i) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, (ii) in order to solicit additional proxies from Parent Stockholders for purposes of obtaining approval of the Necessary Stockholder Approvals, or (iii) with the consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, provided that in the event of a postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(d)  Parent and the Company shall each comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the DGCL, as applicable, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Parent and the Company shall each ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent Stockholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus). If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to any of the Form S-4 and the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

(e)  Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of shares of Parent Common Stock vote in favor of the adoption of the Parent Stockholder Matters, and shall otherwise use commercially reasonable efforts to obtain the approval of the Parent Stockholder Matters. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, or propose to withdraw, Parent’s board of director’s recommendation that the holders of shares of Parent Common Stock vote in favor of the adoption of the Parent Stockholder Matters. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any change in Parent’s board of directors’ recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement/Prospectus, regardless of whether or not there shall have occurred any change in Parent’s board of directors’ recommendation.

(f)  Notwithstanding anything to the contrary herein, all filings and communications contemplated by this Section 5.1 shall be subject to the procedural protections and other provisions contemplated by Section 5.4 in all respects.

Section 5.2.  Directors and Officers of Parent after the Transactions.

(a)  Parent and the Company shall take all necessary action such that (i) the board of directors of Parent at the Effective Time shall be comprised of seven (7) directors, at least four (4) of whom shall meet the Nasdaq director independence requirements and (ii) the Persons as designated in accordance with this Section 5.2(a) are nominated and included for election as members of the board of directors of Parent in the Proxy Statement/Prospectus filed and mailed in accordance with Section 5.1. The director nominees to be presented to Parent Stockholders at the Special Meeting shall be as follows:

(i)  Stan Vashovsky, who shall be appointed as Chairman;

(ii)   The Company shall designate four (4) directors, at least three (3) of whom shall meet Nasdaq director independence requirements (each, a “Company Designee”); and

(iii)  Parent shall designate two (2) directors, at least one (1) of whom shall meet Nasdaq director independence requirements (each, a “Parent Designee”).

(b)  Within thirty (30) days after the date hereof, each of the Company and Parent shall provide to the other party a list of such Party’s director designees pursuant to Section 5.2(a). The board of directors of Parent will be divided into three classes, with the term of service of the Class I directors expiring at the annual meeting of Parent Stockholders to be held in 2022, the term of service of the Class II directors expiring at the annual meeting of Parent Stockholders to be held in 2023, and term of service of the Class III directors expiring at the annual meeting of Parent Stockholders to be held in 2024. The class of each director nominee shall be as follows:

(i)  Stan Vashovsky and two Company Designees shall serve as Class I directors;

(ii)   One Company Designee and one Parent Designee shall serve as Class II directors; and

(iii)  One Company Designee and one Parent Designee shall serve as Class III directors.

(c)  If any Person so designated by the Company or Parent pursuant to Section 5.2(a) is unable to serve or is not duly elected by the Parent Stockholders at the Special Meeting, the Party appointing such Person shall designate a successor. For the avoidance of doubt, if Stan Vashovsky is unable to serve, the Company shall have the right to designate his successor.

(d)  Parent and the Company shall take all necessary action such that the Persons set forth on Schedule 5.2(d) are appointed as the initial officers of Parent immediately following the Effective Time.

(e)  Except as otherwise agreed in writing by the Company and Parent prior to the Closing, Parent shall take all necessary action so that all of the members of the board of directors of and all officers of Parent and Merger Sub resign effective as of the Closing, unless such director is nominated pursuant to Section 5.2(a) and duly elected at the Special Meeting or such officer is included on Schedule 5.2(e) (collectively, the “D&O Resignation Letters”).

Section 5.3.  Public Announcements.

(a)  As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b)  Promptly after the execution of this Agreement, Parent and the Company will issue a mutually-agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c)  Prior to Closing, Parent and the Company shall prepare a Current Report on Form 8-K to be filed by Parent announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually-agreed joint press release announcing the consummation of the Transactions (“Closing Press Release”). Following the Closing, Parent shall issue the Closing Press Release. As soon as practicable following the Closing, Parent shall file the Closing Form 8-K with the SEC.

(d)  Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Ancillary Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.3; and (v) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

Section 5.4.  Required Information.

(a)  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 4.7 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions or otherwise, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company (other than regularly released factual business information of the Company) (each, a “Reviewable Document”), and for such other reasonable purposes, each of Parent and the Company shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 5.2) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.

(b)  At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)  Any language included in a Reviewable Document, following its filing, issuance or submission, may be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d)  Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

Section 5.5.  Standstill. Neither the Company nor its directors and officers, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the Effective Time without the consent of Parent.

Section 5.6.  No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that (a) it has read Parent’s Final Prospectus and understands that Parent has established the Trust Fund and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a business combination (as defined in Parent’s Charter Documents) is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Class A Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for itself and the Company Stockholders, directors, officers, employees, Representatives, Subsidiaries, Affiliates, and Associated Persons, hereby waives all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Fund. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 5.7.  Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VI, as applicable, will not be satisfied or (b) would require any amendment or supplement to the Form S-4 or Proxy Statement/Prospectus.

Section 5.8.  Securities Listing. Parent shall use commercially reasonable efforts to keep the Parent Class A Common Stock, Parent Units, and Parent Warrants listed for trading on Nasdaq from the date hereof and through the Closing. Parent and the Company will use commercially reasonable efforts to ensure that there will be a sufficient number of round lot holders of Parent Class A Common Stock and publicly traded Parent Warrants following the Closing in satisfaction of applicable Nasdaq listing rules.

Section 5.9.  Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)  All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors, managers, officers, employees, fiduciaries, and agents of the Company and Parent (each, a “D&O Indemnified Person”) under applicable Legal Requirement or as provided in the Charter Documents of the Company and Parent, or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive and shall continue in full force and effect in accordance with their terms for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Parent A&R Charter and Parent A&R Bylaws shall contain provisions with respect to indemnification, exculpation, and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company’s and Parent’s Charter Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under Legal Requirements.

(b)  For a period of six (6) years after the Closing Date, each of Parent and the Company shall indemnify each present (as of immediately prior to the Closing Date) D&O Indemnified Person pursuant to the Parent A&R Charter and Parent A&R Bylaws.

(c)  For a period of six (6) years after the Closing Date, Parent shall not and shall not permit the Surviving Corporation to amend, repeal or otherwise modify any provision in its respective Charter Documents relating to the exculpation or indemnification (including fee advancement) of any officers or directors (unless required by law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the law. Parent shall, and shall cause the Surviving Corporation to honor and perform under all indemnification obligations owed to any of the D&O Indemnified Persons.

(d)  Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of Parent on no less favorable terms (including in amount and scope) as the policy or policies maintained by Parent immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Parent D&O Tail”). The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent with respect to directors’ and officers’ liability insurance.

(e)  Upon the Closing, the Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Company D&O Tail”). The cost of such policy shall be borne by the Company. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.

(f)  Upon the Closing, Parent shall purchase a directors’ and officers’ insurance policy in an amount no less than the Company’s current directors’ and officers’ insurance policy which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing (the “D&O Closing Policy”). The cost of the D&O Closing Policy shall be borne by Parent. The D&O Closing Policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent and the Company with respect to directors’ and officers’ liability insurance.

(g)  If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9, unless assumed by operation of law.

(h)  The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of Parent and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

Section 5.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in ARTICLE VI and provision of notice to Continental in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with a trust termination and instruction letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). The Trust Termination Letter shall instruct Continental to distribute the Trust Fund as follows: (a) to stockholders who elect to have their shares of Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (the “Parent Share Redemption Amount”), (b) payment of Taxes due and payable prior to Closing, (c) payment of the unpaid Company Transaction Expenses as of the Closing Date, (d) payment of the unpaid Parent Transaction Expenses as of the Closing Date, (e) all other payments as mutually agreed upon by Parent and the Company, and (f) all remaining funds, if any, shall be distributed to Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.

Section 5.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Transactions; provided, that if the Closing shall occur, Parent shall make, or cause to be made, the payments contemplated by Section 5.10 from the Trust Fund.

Section 5.12. Certain Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Transactions (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing solely in cash.

Section 5.13. Affiliate Agreements. Prior to Closing, the Company shall terminate each Affiliate Agreement set forth on Schedule 5.13.

Section 5.14. Employment Agreements. Prior to the Closing Date, Parent shall use its commercially reasonable efforts to enter into employment agreements with the Company executives listed on Schedule 5.14 in a form reasonably acceptable to the Company (the “Employment Agreements”).

Section 5.15. Company Stockholder Approval. As promptly as practicable after the SEC Approval Date, the Company shall deliver the Form S-4 to the Company Stockholders and solicit from the Company Stockholders the Company Stockholder Approval by way of a consent solicitation. The Company shall, through its board of directors, recommend to the Company Stockholders that they provide the Company Stockholder Approval and execute a written consent to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby. The Company shall promptly deliver to Parent a copy of each executed written consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. Promptly following the receipt of the written consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.

Section 5.16. Registration Rights Agreement. At or prior to the Closing, Parent shall amend and restate that certain Registration Rights Agreement dated as of October 14, 2020 by and among Parent and the investor parties thereto (as amended and restated, the “A&R Registration Rights Agreement”), the form of which is set forth as Exhibit C hereto, pursuant to which, among other things, Parent will register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, lock-up, or escrow provisions which may apply, the shares of Parent Class A Common Stock held by Persons who are or will be Affiliates of Parent after the Closing (including shares of Parent Class A Common Stock issuable upon conversion or exercise of Parent Warrants or other convertible securities of Parent).

Section 5.17. Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan. As soon as practicable following the date that is sixty (60) days after the Closing, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Class A Common Stock issuable pursuant to the Parent Plan, which shall include a number of shares of Parent Class A Common Stock at least equal to the number of shares of Parent Class A Common Stock that will be subject to Substitute Options and Substitute Warrants as a result of the actions contemplated by Sections 1.3(c) and 1.3(d) of this Agreement. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

Section 5.18. Section 16 of the Exchange Act. Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.19. Closing Financing Certificates.

(a)  Not more than two (2) Business Days prior to the Closing (if practicable), Parent shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Parent Financing Certificate”) setting forth the (i) Parent Share Amount, (ii) Parent Share Redemption Amount, (iii) unpaid Parent Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (iv) expected aggregate gross purchase price to be received by Parent upon the closing of the PIPE Financing (or any Alternative PIPE Financing), and (v) amount of cash available in the Trust Fund at the Closing prior to giving effect to the disbursements contemplated in Section 5.10.

(b)  Not more than three (3) Business Days prior to the Closing, Company shall deliver to Parent a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate” and together with the Parent Financing Certificate, the “Financing Certificates”) setting forth the (i) unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (ii) Exchange Ratio, (iii) Series A Conversion Price, (iv) number of Substitute Options to be issued by Parent to holders of Company Stock Options, and (v) number of Substitute Warrants to be issued by Parent to the holders of Company Warrants.

(c)  Each of the Financing Certificates delivered pursuant to this Section 5.19 will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Parent and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s Financing Certificates so delivered. Each of Parent and the Company will cooperate in the other’s review of the delivered Financing Certificates, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Parent and the Company will cooperate reasonably to revise the Financing Certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Parent shall make the final determination of the amounts included in the Parent Financing Certificate.

Section 5.20. Tax Matters.

(a)  Certificate. The Company shall deliver to Parent at the Closing a properly executed and completed certification, in a form reasonably satisfactory to Parent, and that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and a copy of the properly executed notification provided to the Internal Revenue Service regarding such certification, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)  Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, including, for the avoidance of doubt, such information and assistance as is reasonably necessary for preparation of any Tax return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any Tax liability of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax return, claim for refund or audit, and the prosecution or defense of any claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in their possession relating to Tax matters with respect to the Company and its Subsidiaries for periods or portions thereof before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to the other Party.

(c)  Transfer Taxes. Parent shall be responsible for and shall pay from the Trust Fund all local, non-U.S. or other excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of, and the transactions contemplated by, this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto, including any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). The Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

ARTICLE VI
CONDITIONS

Section 6.1.  Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all Parties:

(a)  No Litigation. No Order shall be in effect by any Governmental Authority which prohibits consummation of any of the Transactions.

(b)  Form S-4. The Form S-4, including the Proxy Statement/Prospectus, shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(c)  Necessary Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Necessary Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and Nasdaq rules and regulations.

(d)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e)  Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

(f)  HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(g)  New York Consent. The Company shall have obtained all necessary Approvals of the New York Department of Health with respect to the Transactions contemplated by this Agreement.

Section 6.2.  Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 2.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), in each case except for de minimis inaccuracies; (ii) set forth in Section 2.1 (Organization), Section 2.2 (Subsidiaries), Section 2.3 (Power and Authorization) and Section 2.25 (Brokers) (collectively with Section 2.7 (Capitalization), the “Fundamental Company Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Company Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer that, to the Company’s Knowledge, the conditions set forth in this Section 6.2(a) have been fulfilled as of the Closing Date (“Company Closing Certificate”)..

(b)  Performance. The Company shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.

(c)  Good Standing Certificate. Parent shall have received a certificate of good standing of the Company and Ambulnz Holdings LLC from its jurisdiction of incorporation or formation.

(d)  No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

Section 6.3.  Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)  Representations and Warranties. The representations and warranties of the Parent and Merger Sub (i) set forth in Section 3.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), in each case except for de minimis inaccuracies; (ii) set forth in Section 3.1 (Organization), Section 3.2 (Subsidiaries), Section 3.3 (Power and Authorization), and Section 3.19 (Brokers) (collectively with Section 3.7 (Capitalization), the “Fundamental Parent Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Parent Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of each of Parent and Merger Sub by an authorized officer of Parent that, to Parent’s Knowledge, the conditions set forth in this Section 6.3(a) have been fulfilled as of the Closing Date (“Parent Closing Certificate”).

(b)  Performance. Each of Parent and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c)  Good Standing Certificate. The Company shall have received certificates of good standing of Parent and Merger Sub from its jurisdiction of incorporation or formation.

(d)  No Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement, and the Parent Closing Certificate shall include a provision to such effect.

(e)  Available Funds. The funds contained in the Trust Fund, after making the disbursement described in Sections 5.10(a) through 5.10(e), together with the proceeds actually received by Parent from the PIPE Financing (or any Alternative PIPE Financing), shall equal or exceed $175,000,000 (the “Minimum Cash Closing Condition”).

(f)  Nasdaq Listing. The Parent Class A Common Stock shall have been approved for listing on Nasdaq as of the Closing Date, subject only to the requirement to have a sufficient number of round lot holders pursuant to the Nasdaq listing rules.

ARTICLE VII
TERMINATION

Section 7.1.  Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of Parent and the Company;

(b)  by either Parent or the Company if the Closing has not occurred on or before 5:00 p.m. ET on the eight (8) month anniversary of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to (i) Parent if Parent is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (ii) the Company if the Company is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, further, that if the Necessary Stockholder Matters are approved prior to the Termination Date, the Termination Date shall be extended by thirty (30) days;

(c)  by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable; provided that, neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Legal Requirement or injunction and such action or failure to perform constitutes a breach of this Agreement;

(d)  by either Parent or the Company if the Special Meeting has been held (including following any adjournment or postponement thereof), has concluded, the Parent Stockholders have duly voted, and any of the Necessary Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents;

(e)  by either Parent or the Company if the Company has not received the Company Stockholder Approval by the requisite vote under the DGCL and the Company’s Charter Documents within fifteen (15) days following the SEC Approval Date;

(f)  by the Company if (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied; provided, that if such breach is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder;

(g)  by Parent if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied; provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder;

(h)  by Parent if the Company has not delivered the PCAOB Audited Financial Statements by June 30, 2021; or

(i)  by Parent, within three (3) Business Days after delivery of the PCAOB Audited Financial Statements, if (x) the opinion of the PCAOB Auditor with respect to the PCAOB Audited Financial Statements is not an unqualified opinion or (y) the top-line revenue reported in the statement of operations of the PCAOB Audited Financial Statements for the year ended December 31, 2020 is materially different from the top-line revenue reported in the statement of operations of the Financial Statements for the year ended December 31, 2020 as set forth on Schedule 2.8(a)(ii).

provided, that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 7.2.  Notice of Termination; Effect of Termination.

(a)  Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b)  In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2, and ARTICLE VIII (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any willful and intentional breach of this Agreement by such Party occurring prior to such termination.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.  Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or delivered by e-mail. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) upon electronic delivery confirmation thereof if delivered by e-mail, or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or to such other address or addresses as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Ambulnz, Inc.
35 West 35th Street, 6th Floor
New York, NY 10001
Attention: Stan Vashovsky
Email: stan@ambulnz.com

with a copy (which will not constitute notice) to:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166

Attention:	George Stamas

William Sorabella

Evan M. D’Amico

Email:	gstamas@gibsondunn.com

wsorabella@gibsondunn.com

edamico@gibsondunn.com

If to Parent (or to the Company after the Closing), to:

Motion Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Attention: Michael Burdiek, Chief Executive Officer
Email: mburdiek@motionacquisition.com

with a copy (which will not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

Email: dmiller@graubard.com; jgallant@graubard.com

Each of the Parties to this Agreement may specify a different address, or email address by giving notice in accordance with this Section 8.1 to each of the other Parties hereto.

Section 8.2.  Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) if the Merger is consummated, each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.9 and (b) the Company Stockholders are express intended third-party beneficiaries with respect to the Contingent Shares and conditions set forth in Section 1.7.

Section 8.3.  Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 8.4.  Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including the Exclusivity Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 8.5.  Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 8.6.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 8.7.  Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.8.  Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a)  Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)  Venue. Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), such Party will bring such Action only in the federal or state courts located in Delaware. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)  Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d)  WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.9.  Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.10. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives.

Section 8.11. Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

Section 8.12. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 7.2(b), or (y) in the case of claims against a Person in respect of such Person’s Actual Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this ARTICLE VIII.

Section 8.13. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Actual Fraud:

(a)  Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b)  No Person (other than the Company, Parent, or Merger Sub, and then only to the extent of the specific obligations undertaken by such Party) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 8.14. Legal Representation.

(a)  Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Motion Group”), on the one hand, and (y) Parent and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Graubard Miller (“Graubard”), that represented Parent or a member of the Motion Group prior to the Closing may represent any member of the Motion Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or a member of the Motion Group. Neither Parent nor the Company shall seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Motion Group by Graubard. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Motion Group, on the one hand, and Graubard, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Motion Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(b)  Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Company Group”), on the one hand, and (y) Parent and/or any member of the Motion Group, on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent. Neither Parent nor the Company shall seek to or have GDC disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by GDC. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and GDC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(c)  The covenants, consents and waivers contained in this Section 8.14 shall not be deemed exclusive of any other rights to which Graubard or GDC are entitled whether pursuant to law, contract or otherwise.

(d)  This Section 8.14 is intended for the benefit of, and shall be enforceable by, the Motion Group and the Company Group. This Section 8.14 shall be irrevocable, and no term of this Section 8.14 may be amended, waived, or modified without the prior written consent of Graubard or GDC, as applicable.

Section 8.15. Disclosure Schedules and Exhibits. The Company Schedules, Parent Schedules and other Schedules contemplated by this Agreement (collectively, the “Disclosure Schedules”) shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the corresponding section of the Agreement and any other sections of the Agreement to the extent that it is reasonably foreseeable on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is also applicable to such other sections of the Agreement (notwithstanding the absence of a specific cross-reference). The inclusion of any matter, fact, information, or circumstance in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment or otherwise imply that such matter, fact, information, or circumstance is required to be listed in the Disclosure Schedules in order for any representation or warranty or covenant in the Agreement to be true and correct, or that any such matter, fact, information or circumstance is material (or not material) to or outside (or in) the ordinary course of business of the disclosing party or any of its or Subsidiaries or that any such matter, fact, information, or circumstance is above or below any specified threshold, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:

MOTION ACQUISITION CORP.

By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	Chief Executive Officer

COMPANY:

AMBULNZ, INC.

By:	/s/ Stan Vashovsky
Name:	Stan Vashovsky
Title:	Chief Executive Officer

MERGER SUB:

MOTION MERGER SUB CORP.

By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	Chief Executive Officer

Appendix A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in ARTICLE II (with respect to the Company) or ARTICLE III (with respect to Parent and Merger Sub), as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Ancillary Agreements” means the Certificate of Merger, Sponsor Agreement, Sponsor Escrow Agreement, Support Agreement, Lock-Up Agreement, Parent A&R Charter, Parent A&R Bylaws, Employment Agreements, A&R Registration Rights Agreement, Parent Plan, the Parent Financing Certificate, the Company Financing Certificate, the D&O Resignation Letters, the Subscription Agreements, and Alternative Subscription Agreements.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the UK Bribery Act of 2010, and any other Legal Requirement in any jurisdiction in which the Company conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Applicable Percentage” means that percentage equal to the quotient obtained by dividing (a) the number of shares of Company Common Stock held by the applicable Company Stockholder immediately prior to the Effective Time (including those number of shares of Company Class A Common Stock issued to such Company Stockholder upon the Company Preferred Stock Conversion) by (b) the aggregate amount of Company Common Stock issued and outstanding immediately prior to the Effective Time (including the aggregate amount shares of Company Class A Common Stock issued upon the Company Preferred Stock Conversion).

“Associated Person” means, in relation to the Company, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Date” means the date on which the Closing actually occurs.

“Company Class A Common Stock” means the Class A Common Stock of the Company, no par value per share.

“Company Class B Common Stock” means the Class B Common Stock of the Company, no par value per share.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Convertible Securities” means the warrants, convertible notes, and other derivative securities of the Company.

“Company Equity Plan” means, collectively, the Ambulnz, Inc. 2017 Equity Incentive Plan and the Ambulnz, Inc. 2020 Field Staff Equity Incentive Plan.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, assets, liabilities, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to timely consummate the Transactions; provided that, in the case of clause (x) only, no change, event, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Company Material Adverse Effect or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), acts of God, (iv) changes attributable to the public announcement or pendency of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (v) COVID-19 Measures, (vi) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition) or (vii) any action expressly required to be taken or expressly required to be omitted to be taken pursuant to this Agreement; provided, however, in the case of clauses (ii) through (iii), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which they operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Preferred Stock” means the Series A Preferred Stock of the Company, no par value per share.

“Company Services” means the products or services that are produced, marketed, licensed, sold, distributed, or performed by the Company or any Subsidiary.

“Company Source Code” means software source code or algorithms to the Company Services that were authored by or on behalf of the Company.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including, but not limited to: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) 100% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (iii) 100% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (iv) the Company D&O Tail, and (v) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, by in connection with the consummation of the Transactions, including reasonable fees, costs and expenses related to the termination of any Affiliate Agreement. For the avoidance of doubt, Company Transaction Expenses shall exclude indebtedness for borrowed money.

“Company’s Knowledge” and similar formulations mean that one or more of Stan Vashovsky, Norman Rosenberg, Andre Oberholzer, or Michael Witkowski has actual knowledge of the fact or other matter at issue.

“Contingent Shares” means up to an aggregate of 5,000,000 shares of Parent Class A Common Stock issuable in accordance with the terms set forth in Section 1.7.

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, or sublicense that is in effect, to which or by which such Person is a party.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and mutations, variations or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Legal Requirement, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19, including any COVID-19 Response Law, (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries directly or indirectly (A) for the protection of the health or safety of the Company’s or any of its Subsidiaries’ employees, customers, vendors, service providers or any other persons, (B) to preserve the assets utilized in connection with the business of the Company or any of its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19, including any COVID-19 Response Law or (iii) any change, event, occurrence or effect of any of the matters contemplated by clause (i) or (ii) of this definition.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the FFCRA, and any other similar U.S. federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Customers” means all patients, employers, health care providers, Governmental Authorities and other Persons to which the Company or any Subsidiary provides products or services.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan, (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements), including but not limited to any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Laws” means any Legal Requirement relating to (a) releases of Hazardous Substances, (b) pollution, protection, or restoration of the environment or natural resources, (c) the handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (d) human exposure to Hazardous Substances, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act (as it relates to human exposure to Hazardous Substances), Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (i) 83,600,000 divided by (ii) the aggregate issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of immediately prior to the Effective Time using the treasury method of accounting, including, without duplication, the number of shares of Company Class A Common Stock issuable pursuant to the Company Preferred Stock Conversion, the shares of Company Common Stock issuable upon the exercise of all Company Stock Options, and the shares of Company Common Stock underlying the Company Warrants (assuming net exercise of the outstanding Company Warrants).

“Exclusivity Agreement” means that certain non-binding letter of intent entered into by and between the Company and Parent, dated January 6, 2021.

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.

“Federal Healthcare Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) the Civilian Health and Medical Program of the Department of Veterans Affairs (CHAMPVA), and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“FFCRA” means the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Final Prospectus” means Parent’s Final Prospectus dated October 15, 2020.

“Form S-4” means the registration statement on Form S-4 of Parent with respect to the registration of the shares of Parent Class A Common Stock to be issued in the Merger and PIPE Financing.

“Governmental Authority” means any government of any nation, state, city, locality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Healthcare Laws” means, collectively, any and all applicable Laws relating to any of the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) any Federal Healthcare Program; (c) HIPAA; (d) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified or supplemented from time to time; (e) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (f) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (g) the Ethics in Patient Referrals Act, as amended (42 U.S.C. § 1395nn); (h) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5; (i) state and federal Laws regulating the corporate practice of medicine, including remote healthcare services, prescribing drugs, direct-to-consumer sale of drugs (including over-the-counter drugs), telemedicine and telehealth services or the use of remote presence or other communication devices related to the provision of telemedicine, fee-splitting, supervision and scope of practice, or the employment of Healthcare Professionals; and (j) any other applicable law regulating the healthcare industry.

“Healthcare Permits” means any and all Permits that are material to or required to enable the Company or any of its Subsidiaries, or any Healthcare Professionals, to continue to conduct their business or otherwise required under any Healthcare Law.

“Healthcare Professionals” means all employees and all independent contractors of the Company and any Subsidiary who are required by applicable Healthcare Laws to have a license, certification, or credential, in order to provide healthcare services, as so provided for the operations of the Company or such Subsidiary.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, Title II Subtitle F, as the same may be amended, modified or supplemented from time to time, and any and all rules or regulations promulgated from time to time thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Confidential Information and Protected Health Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, the EU General Data Protection Regulation, HIPAA, the privacy provision of the Health Information Technology for Economic and Clinical Health (HITECH) Act, New York General Business Law Sections 399-ddd and 899-aa, guidance of each Governmental Authority that pertains to such Legal Requirements, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Insider” means any individual Person who is an officer, director, or employee of a Party.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” or “Law” means any federal, state or local, foreign or other law, statute, constitution, principle of common law, resolution, standard, ordinance, decree, permit, authorization, code, rule or regulation.

“Lien” means any mortgage, pledge, lien, security interest, attachment or other similar Lien (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).

“Medicaid” means the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules and regulations having the force of law and pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 seq.) and any statutes succeeding thereto, and all laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made, or rendered by any Governmental Authority.

“ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to the Company or its Subsidiaries means actions taken by the Company or a Subsidiary that are consistent with the past usual day-to-day customs and practices of such entity in the ordinary course of operations of the business.

“Parent Class A Common Stock” means the Class A common stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means the Class B common stock of Parent, par value $0.0001 per share.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Convertible Securities” means the Parent Warrants, and the convertible notes, debentures, or other securities convertible or exercisable for Parent Common Stock.

“Parent Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, assets, liabilities, business, or results of operations of Parent and Merger Sub, taken as a whole, or (y) the ability of Parent and Merger Sub to timely consummate the Transactions.

“Parent Share Amount” means the number of shares of Parent Class A Common Stock outstanding at the Closing, after giving effect to the number of shares of Parent Class A Common Stock redeemed in connection with the Closing pursuant to Parent’s Charter Documents, but before the issuance of the Per Share Merger Consideration.

“Parent Securities” means the Parent Common Stock, Parent Preferred Stock, and Parent Convertible Securities.

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including, but not limited to: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, investor relations and public relations consultants, and other advisors and service providers (including any deferred underwriting commissions due to the underwriters of Parent’s initial public offering pursuant to the Underwriting Agreement dated as of October 14, 2020), (ii) the fees incurred in connection with the PIPE Financing or Alternate PIPE Financing, (iii) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, by in connection with the consummation of the Transactions, including Parent Borrowings, (iv) the Parent D&O Tail, (v) the D&O Closing Policy, and (vi) Transfer Taxes. For the avoidance of doubt, Parent Transaction Expenses shall exclude indebtedness for borrowed money other than Parent Borrowings.

“Parent Units” means the units of Parent, each unit consisting of one share of Parent Class A Common Stock and one-third of one Parent Warrant.

“Parent Warrants” means the warrants of Parent, each whole warrant exercisable for one share of Parent Class A Common Stock at a price of $11.50, beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date, upon the terms and conditions set forth in the Warrant Agreement.

“Parent’s Knowledge” and similar formulations mean that one or more of Michael Burdiek, Rick Vitelle, or Garo Sarkissian has actual knowledge of the fact or other matter at issue.

“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

“Permits” means, with respect to any Person, any license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Lien” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with U.S. GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Company, (d) liens to secure landlords, lessors or renters under leases or rental agreements, (e) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) purchase money security interests and other vendor security for the unpaid purchase of goods and Liens securing rental payments under capital lease arrangements, (g) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt the ordinary course of business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Protected Health Information” means personally identifiable information in medical records, including conversations between doctors and nurses about treatment, billing information and any patient-identifiable information in a company’s computer system. Protected Health Information must be handled and maintained in accordance with HIPAA regulations.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Motion Acquisition LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Merger, the PIPE Financing, the execution, delivery and performance of the Ancillary Agreements, and the payment of fees and expenses relating to such transactions.

“TRICARE” means the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, and all laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

“Warrant Agreement” means the warrant agreement entered into between Parent and Continental on October 14, 2020.

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